Exhibit 99.1

NOVAGOLD Reports Second Quarter 2021 Financial Results

Donlin Gold 2021 Drill Program Continues to Advance as Planned

Community Support Expanded to Counter the Effects of Global Pandemic

Key Permits Secured and Robust Financial Position Maintained

A total of 28 holes have been drilled at the Donlin Gold project (representing approximately 8,650 meters of length drilled) out of the 64 planned for 2021 (representing a total of approximately 20,100 meters of length to be drilled). Four drill rigs are operating. The owners expect to release assay results to the market in the coming months.

Donlin Gold, together with its Alaska Native Corporation partners, Calista Corporation (“Calista”) and The Kuskokwim Corporation (“TKC”), expanded their engagement with the local communities.

With key Federal and State permits in hand, Donlin Gold continued to advance additional State permits, including water rights and the natural gas pipeline State Right-of-Way (“ROW”).

NOVAGOLD continues to maintain a strong treasury amounting to $107.6 million in cash and term deposits as of May 31, 2021, and it has receivables from Newmont amounting to $75 million due in July 2021 and an additional $25 million due in July 2023.

June 29, 2021 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2021 second quarter financial results and an update on its Tier One1 gold development project Donlin Gold (“Donlin Gold” or the “project”), which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended May 31, 2021 are presented in the consolidated financial statements and quarterly report filed June 29, 2021 on Form 10-Q with the SEC that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all mineral resource and mineral reserve estimates are shown on a 100% project basis.

Second Quarter Highlights and Updates:

In order to minimize the risk posed by COVID-19, NOVAGOLD is continuing to maintain a wide-ranging set of health and safety policies at its offices in Salt Lake City and Vancouver, and, in conjunction with Barrick, at the Donlin Gold office in Anchorage and project site. These measures are designed to ensure the safety and well-being of all employees, contractors, and people associated with the Company.

The Donlin Gold project camp has been re-opened safely with four drills currently operating.

A total of 28 holes (representing approximately 8,650 meters of length drilled) as of June 26, 2021, out of the 64 planned for the 2021 program have been drilled to date (representing a total of approximately 20,100 meters of length to be drilled). The program is expected to:

Build upon a successful 2020 drill program that produced results supporting updates to recent geologic modeling concepts, validate mineralization continuity, and test for extensions of high-grade zones in both intrusive (igneous) and sedimentary rocks.

Provide necessary information to support a decision to move to the upcoming feasibility study, subject to a formal decision by the Donlin Gold LLC Board, and initiate the engineering work necessary to advance the project design before reaching a construction decision.

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected operating costs over the production life that are in the lower half of the industry cost curve.

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Numerous camp improvements were completed: equipment purchased, kitchen facilities expanded, a new recreation area furnished, electrical work upgraded, sleeper capacity increased, camp facilities remodeled, a new warehouse added, and core logging and cutting facilities and equipment were upgraded.

Donlin Gold, together with its Native Corporation partners Calista and TKC, carried out a wide range of community engagement and support initiatives:

Finalized Shared Value Statements with two additional villages from the Yukon-Kuskokwim (“Y-K”) region for a total of seven Shared Value Statements (Akiak, Sleetmute, Napaimute, Crooked Creek, Napaskiak, Nikolai, and Tuluksak) to date. These agreements include educational, environmental, and social initiatives to help support villages.

Held the Lower Kuskokwim School District’s annual College and Career fair where more than 42 vendors and 100 students attended the virtual event held in April 2021.

Launched a Subsistence Community Advisory Committee (“SCAC”) which will strengthen the role of Donlin Gold in guiding subsistence activities within the Kuskokwim River drainage.

NOVAGOLD sponsored and participated in the Mining for Miracles Pie Throw, an annual fundraising event in support of the BC Children’s Hospital Cellular and Regenerative Medicine Centre.

On May 27, 2021, the Alaska Department of Environmental Conservation (“ADEC”) Commissioner upheld the State of Alaska’s Section 401 Certification under the Clean Water Act that had been granted to Donlin Gold in 2018 after a thorough, diligent and transparent review by State and Federal agencies of the proposed project development plan and its relationship with the surrounding environment. The Commissioner’s decision was appealed in Alaska’s Superior Court on June 28, 2021, by a San Francisco-based activist law firm, Earthjustice. Donlin Gold strongly believes that the Commissioner’s decision to uphold the 401 Certification validates the project’s stakeholders’ commitment to advance the Donlin Gold project in a safe and environmentally responsible manner for the benefit of all Alaskans.

President’s Message

Family and Safety First

Following a successful 2020 season with zero COVID-19 cases on site, together with a renewed and sustained commitment to the health and safety of our workforce members and local communities, the Donlin Gold project camp was safely re-opened in March and four drill rigs have been deployed.

Local community involvement in the project lies at the core of both Barrick’s and NOVAGOLD’s philosophy. Approximately 70% of Donlin Gold direct hires for this year’s drill program are Alaska Natives and we are pleased to report that for the 2021 season, Donlin Gold hired employees from 20 Y-K communities. In an area marked by high unemployment and fewer job choices than in urban environments, the work experience and skills training that Donlin Gold provides is highly significant and appreciated. Of equal importance, being that we share the objective of protecting the health of all Alaskans, ahead of the camp re-opening in March, Donlin Gold consulted with its partners Calista and TKC, as well as the home communities of Donlin Gold employees regarding health and safety – particularly in terms of disciplined adherence to stringent COVID-19 protocols. Employees will again have mandatory COVID-19 testing prior to traveling to the Donlin Gold project camp and, upon arrival, will follow social distancing and other safety protocols implemented in response to the pandemic. Moreover, all workforce members have been required to continue following these protocols upon return to their respective communities and are encouraged to bring Donlin Gold’s safety practices into their home villages.

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Current Drilling Continues to Build Upon the Successful 2020 Program

There are four drill rigs operating at the project site in the ACMA and Lewis deposit areas, with 28 holes drilled as of June 26, representing approximately 47% of the planned 64-hole program. We are excited to be building upon a successful 2020 drill program which included significant higher-grade gold intersections indicative of the impressive nature of this deposit. Ahead of the 2021 field season, Donlin Gold completed numerous camp improvements, such as the purchase of heavy equipment, expanded the kitchen facilities, furnished a new recreation area, upgraded electrical work, increased sleeper capacity with sixteen new units, expanded and remodeled camp facilities, added a large new warehouse, and upgraded core logging and cutting facilities and equipment. After the 2021 drill season, we anticipate that, on the completion of the updated geologic model and, subject to a formal decision by the Donlin Gold LLC Board, we will turn our attention to the upcoming feasibility study with Barrick.

We all recognize that Donlin Gold already enjoys an incredible foundation of attributes to build upon and that, as the project’s expected mine life may already be measured in decades, we have a great responsibility to all stakeholders to do things right from the start and not cut any corners. With approximately 39 million ounces of gold in measured and indicated mineral resources grading 2.24 grams per tonne2, Donlin Gold’s scale and grade, at twice the industry average3, are simply exceptional. Donlin Gold is indeed unique in the combination of its attributes, particularly given the scarcity of new major gold discoveries over the past decade and the safe jurisdiction in which it is located – Alaska, a Tier One jurisdiction4. While we are focused on the drill program, permitting, and modeling work, we have not lost sight of one of the project’s most important attributes: Donlin Gold’s truly exceptional exploration potential. It is notable that the project’s gold endowment is contained within only three kilometers of an eight-kilometer mineralized belt, and that even this only represents five percent of the total property. And let’s not forget that, in all the past drill programs at Donlin Gold, we have encountered among the best assay results for an open-pit gold project in the industry.

In 2020, NOVAGOLD engaged Wood Canada Limited (“Wood”) to perform a review of the costs and other assumptions used in the Donlin Gold 2011 Technical Report (as defined below) to meet the Company’s reporting requirements. Based on that cost review, Wood determined that updating the 2011 Technical Report using 2020 costs and new gold price guidance results in no material change to the mineral resources or mineral reserves. See below in “NI 43-101 Technical Report” for additional detail regarding the “Donlin Gold Project, Alaska, USA, NI 43-101 Technical Report”, with an effective date of June 1, 2021 (“2021 Technical Report”).

Note that the 2021 Technical Report utilizes the existing mineral resources model and the same technical information from the previous Donlin Gold 2011 Technical Report with 2020 costs and adjusted gold price and is separate from the upcoming feasibility study that is expected to commence, subject to Donlin Gold LLC Board approval, once we have completed the 2021 drill program and geologic model update incorporating all the latest drill data, optimization work and trade off studies since 2011.

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2 Donlin Gold data as per the 2011 Technical Report (as defined herein), with content updated as discussed under the heading “NI 43-101 Technical Report”. Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

3 2020 average grade of open pit and underground deposits with gold as primary commodity and over 1 Moz in measured and indicated resources is 1.12 g/t, sourced from S&P Global Market Intelligence.

4 NOVAGOLD considers Tier One jurisdictions to be any in the top 10 rank by the Investment Attractiveness Index in the Fraser Institute Annual Survey of Mining Companies, 2020. Alaska is ranked number 5.

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Deposits that boast Donlin Gold’s special combination of incredible attributes are unusual and highly coveted. And not just by investors. Given recent examples of governments around the world either physically or, through legislation or other means, effectively seizing assets, we are grateful that Donlin Gold is located in Alaska where there is a time-tested culture of respect for responsible and sustainable mine development and the rule of law. We are confident that NOVAGOLD in partnership with Barrick, Calista and TKC, will advance this unique project up the value chain in a technically advanced, safe, environmentally sound, and socially responsible manner.

Community Partnership is Integral to our Culture

As a Company, we aspire to make a positive difference in the Alaskan communities in the Y-K region. That’s why we give community members a chance to be heard. Through that exchange of ideas and approaches, we develop lasting solutions to improve the way of life in the communities. For example, in March Donlin Gold, together with Calista and TKC, hosted a water rights information call with interested tribes in response to a request for additional engagement on the topic, which is a regular practice for Donlin Gold. A half-dozen tribes participated. Donlin Gold is fortunate to enjoy deep-rooted partnerships with Calista and TKC, owners of the mineral and surface rights, respectively. The project’s location on private land, specially designated for mining activities, as enshrined in the 1971 Alaska Native Claims Settlement Act (“ANCSA”), represents a key attribute that distinguishes Donlin Gold from most other mining assets. Our commitment to a meaningful consultation with the local communities throughout the period of project permitting and development has been affirmed over decades. Donlin Gold has made progress in formalizing its community relationships with Shared Value Statements to date covering seven villages from the Y-K region (Akiak, Sleetmute, Napaimute, Crooked Creek, Napaskiak, Nikolai, and Tuluksak). These agreements include educational, environmental, and social initiatives to help provide support for these villages, most of them remote, particularly at a time of need.

In March 2021, the Thomas Lodge in Crooked Creek suffered a major fire. Substantial damage occurred and Donlin Gold aided with labor and materials to get the building back in order by May. The Thomas Lodge is the only lodging facility in the village and in proximity to the project site. NOVAGOLD and Donlin Gold provided financial contributions to help fund repairs for this vital community asset prior to the busy summer season.

Access to training and education are two of the important areas in which we collaborate with our Native Corporation partners. The Lower Kuskokwim School District’s annual College and Career fair was held virtually in April, with a record number of vendors and strong student participation. Donlin Gold also sponsored the annual Best in the West Competition at the Kuskokwim Campus of the University of Alaska to encourage and support the leaders of tomorrow.

Furthermore, the first sub-committee of the Donlin Advisory Technical Review and Oversight Committee (“DATROC”) was officially launched in early May. The DATROC’s objective is to establish and maintain a well-defined process for communication, dialogue and problem-solving needed among the partners. Calista, TKC, and Donlin Gold initiated planning to establish the DATROC in 2018. The SCAC, a sub-committee under the DATROC, will receive and distribute information on Donlin Gold’s plans, operations, and monitoring activities. It will also communicate information regarding local subsistence activities and traditional knowledge as it relates to information shared by Donlin Gold. Lastly, it will serve as a forum for stakeholders to discuss issues of concern related to the potential impact of Donlin Gold’s plans, operations or monitoring activities on subsistence activities, wildlife or habitat, as well as assist them in developing and updating plans for land and waters affected by the project. As part of the new SCAC, the “Let’s Talk Donlin” website – hosted by Calista, TKC, and Donlin Gold – was launched as a community information hub that also accepts feedback on community issues and concerns. These partnerships, activities, and programs demonstrate NOVAGOLD’s and Barrick’s longstanding and deep-rooted commitment to sustainable and responsible development for the benefit of all stakeholders in the Y-K region.

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NOVAGOLD also sponsored and participated in the Mining for Miracles Pie Throw in May, a fundraising event in support of the BC Children’s Hospital located in Vancouver, British Columbia. Each year, senior leaders from across the industry are paired up in a friendly fundraising competition and whoever raises the most money earns the right to toss a pie at the other person. I was happy to participate in this event and help raise funds for the BC Children’s Hospital Cellular and Regenerative Medicine Centre.

Advancing Permits Diligently and Responsibly

During the second quarter, Donlin Gold, together with Calista and TKC, continued to provide support to State agencies in their efforts to advance remaining permits and approvals needed for the project. Several key permit decisions were made in support of the project in the quarter. The ADEC Commissioner released his decision in late May to uphold the Donlin Gold 401 Certification that was granted in 2018 after a lengthy, thorough, and diligent review of the proposed project development plan and its relationship with the surrounding environment by State and Federal agencies. The 401 Certification was formally appealed to the ADEC Commissioner in June 2020, and the ADEC Commissioner referred the appeal to an Administrative Law Judge (ALJ) for review. The ALJ opinion was issued on April 12, 2021, ahead of the ADEC Commissioner’s decision to uphold the 401 Certification of the Federal Clean Water Act Section 404 permit. The Commissioner’s decision to uphold the 401 Certification, as expected, was appealed in Alaska’s Superior Court on June 28, 2021, by a San Francisco-based activist law firm, Earthjustice.

We believe the ADEC Commissioner’s decision to uphold the 401 Certification for the Donlin Gold project was the right outcome. Donlin Gold strongly believes that the Commissioner’s decision to uphold the 401 Certification validates the project stakeholders’ commitment to advance the Donlin Gold project in a safe and environmentally responsible manner for the benefit of all Alaskans. The scientific work done to date on the 401 Certification, in parallel with the continuing collection of data and analysis, will be verified through extensive, open and transparent monitoring as required by State permits. Simply put, we will not operate the Donlin Gold project without demonstrated compliance with the State’s water quality standards. Throughout the multi-year permitting process, Donlin Gold engaged with all relevant parties to answer their questions and address their concerns. We look forward to continuing that practice.

The ADNR published a public notice for comment on Donlin Gold’s 12 applications for water rights associated with the mine site and transportation facilities. This notice for comment closed on December 15, 2020. Water rights encompass local surface water sources and groundwater to be used for process water, dust control, fire protection, and potable water. In March 2021, the ADNR introduced a second two-week public notice period, which closed on March 26, 2021. The ADNR is expected to issue final decisions granting the water rights applications in 2021.

In April 2020, the ADNR Division of Oil and Gas agreed to reconsider its decision on the State ROW agreement and lease authorization for the buried natural gas pipeline. Under the reconsideration, ADNR issued a revised Consideration of Comments document for additional public review on September 10, 2020. This document describes how the ADNR considered public input that was solicited in the ROW review, including how cumulative effects are addressed in the decision. The comment period on that document ended in November 2020. The ADNR is expected to re-issue the ROW agreement and lease authorization in 2021. We look forward to continuing our constructive engagement with all the appropriate Federal and State agencies in Alaska.

Continual shareholder engagement has long been a hallmark of NOVAGOLD’s approach to aligning company strategy with the input from our shareholder base. During the 2021 proxy season, NOVAGOLD placed calls to shareholders holding more than 90% of the Company’s issued and outstanding common shares. Approximately 72% of the Company’s issued and outstanding shares entitled to vote were represented at the Annual and Special Meeting of Shareholders held virtually on May 12. All proposals were approved, and all 10 director nominees re-elected.

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NOVAGOLD’s strong financial position of approximately $108 million in cash and term deposits as of May 31, 2021, will soon be enhanced by an additional $75 million to be received from Newmont in July, resulting from the 2018 sale of our 50% interest in the Galore Creek project. We expect our existing financial resources and future incoming payments to be sufficient for NOVAGOLD to carry out its business without resorting to raising more capital until a construction decision is made.

For NOVAGOLD, the word “partnership” also implies a long-term, trust-based relationship with its joint-venture partner, Barrick. Barrick’s management team has been responsive and engaged in the project for as long as they have been involved, and NOVAGOLD is fortunate to have an experienced partner with whom to work alongside as the Donlin Gold project builds momentum.

I wish to thank the project teams at NOVAGOLD, Donlin Gold, and Barrick for their hard work, professionalism, expertise, and perseverance in both safely and effectively meeting our goals on all fronts as we work to overcome the numerous challenges of the global pandemic. We also extend our sincere appreciation to the various State agencies for their hard work and professionalism throughout the permitting activities for the Donlin Gold project.

I would also like to express my deep gratitude to our Native Corporation partners, Calista and TKC, for their longstanding support and unwavering commitment to our shared vision of advancing the Donlin Gold project – one of the largest, highest-grade, and most prospective open-pit gold deposits in the world.

Once again, I express genuine gratefulness to my colleagues on the NOVAGOLD Board for their unwavering support and commitment to upholding the best social, environmental, and governance practices. I truly enjoy serving with all of you.

NOVAGOLD is thankful for the dedication, engagement, knowledge sharing, and encouragement of our shareholders – many of whom have been holders for a decade or more. We are appreciative and humbled by the trust you put in our team, and we take this responsibility very seriously. NOVAGOLD remains focused on maximizing returns for its shareholders and stakeholders alike in a measured, safe, and socially responsible manner. I wish you all the best of health.

Sincerely,

Gregory A. Lang
President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended May 31, 2021 $	Three months ended May 31, 2020 $	Six months ended May 31, 2021 $	Six months ended May 31, 2020 $
General and administrative expense (1)	4,992	4,387	10,321	9,101
Share of losses – Donlin Gold	4,198	3,700	6,166	5,268
Total operating expenses	9,190	8,087	16,487	14,369

Loss from operations	(9,190)	(8,087)	(16,487)	(14,369)
Interest expense on promissory note	(1,480)	(1,400)	(2,914)	(3,160)
Accretion of notes receivable	854	824	1,708	1,648
Other income	(705)	1,694	(784)	2,581
Income tax expense		(264)		(528)
Net loss	(10,521)	(7,233)	(18,477)	(13,828)

Loss per share, basic and diluted	(0.03)	(0.02)	(0.06)	(0.04)

			At	At
			May 31, 2021 $	Nov 30, 2020 $
Cash and term deposits			107,587	121,906
Total assets			213,296	224,441
Total liabilities			115,168	113,714

(1) Includes share-based compensation expense of $2,095 and $1,715 in the second quarter of 2021 and 2020, respectively, and $4,137 and $3,476 in the first six months of 2021 and 2020, respectively.

For the second quarter ended May 31, 2021, NOVAGOLD’s share of Donlin Gold losses increased from $3.7 million in 2020 to $4.2 million in 2021. In 2020, Donlin Gold LLC temporarily paused the drill program for April through mid-May as a precautionary COVID measure.

General and administrative expense increased from $4.4 million in 2020 to $5.0 million in 2021 primarily due to higher share-based compensation and legal costs.

In the first six months of 2021, total cash, cash equivalents and term deposits decreased by $14.3 million of which $6.3 million was used in operating activities for administrative costs and working capital changes, $8.1 million was used to fund Donlin Gold and $0.7 million related to withholding taxes paid on vested performance share units (PSUs). Effects of exchange rate changes increased cash by $0.8 million.

For the six-month period in 2021, net cash used in operating activities of continuing operations increased by $0.9 million, primarily due to lower interest income and higher legal costs, partially offset by changes in working capital. Net cash used in investing activities included a $1.2 million increase in Donlin Gold funding due to timing of the 2021 drill program. Term deposits decreased by $5.2 million, with the proceeds deposited in interest-bearing savings accounts. Net cash used in financing activities related to withholding taxes paid on vested performance share units.

As of May 31, 2021, we had cash and cash equivalents of $51.8 million and term deposits of $55.8 million. The term deposits are denominated in U.S. or Canadian dollars and are held at Canadian chartered banks. In July 2021, we expect to receive $75 million from the first note receivable from Newmont in relation to the 2018 sale of our 50% interest in the Galore Creek project. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project.

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NI 43-101 Technical Report

In 2020, the Company retained Wood Canada Limited (“Wood”) to update content in its previously filed “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on the Second Updated Feasibility Study,” effective November 18, 2011, and amended January 20, 2012 (“2011 Technical Report”). The 2021 Technical Report is an updated summary of the results of the 2011 Technical Report in the form of a National Instrument (NI) 43-101 technical report for the Donlin Gold project in Alaska, USA, and is titled “Donlin Gold Project, Alaska, USA, NI 43-101 Technical Report”, with an effective date of June 1, 2021. Wood completed an exercise to verify which content in the 2011 Technical Report remains current, and what was required to update the report content with the latest information. Updated content includes operating costs, capital costs, tax rates, long term gold price, and the economic analysis. Additionally, work done on the property since 2011 with respect to exploration, drilling, permitting, and minor mine design changes as a result of recent permitting activities are summarized in the 2021 Technical Report. A data verification exercise was completed by each Wood Qualified Person (“QP”) co-authoring the report. This included a September 2020 site visit by two of the report QPs; review of the geologic data, geologic model, and resource model; review of metallurgical test work; review of designs for mining, processing, and infrastructure, including minor design updates; update of capital and operating cost estimates utilizing a combination of cost indices and vendor quotations; and an updated economic analysis.

The Wood review exercise determined that the report updating exercise resulted in no material change to the Mineral Resources or Mineral Reserves, so the Company will be voluntarily filing the 2021 Technical Report on System for Electronic Document Analysis and Retrieval (SEDAR) to update the scientific and technical information on the property and to support NOVAGOLD’s disclosure on the Donlin Gold project.

Wood reviewed the geologic and resource models that supported the 2011 Technical Report, including comparing them to data from recent drilling programs, and determined that they continue to be adequate and suitable to be used for a Mineral Resource estimation. Using updated cost inputs from the first calendar quarter of 2020, a gold price of $1,500 per ounce, and the geologic and resource models utilized in support of the 2011 Technical Report, the contents within an updated optimized pit shell did not show a material change to the Mineral Resources stated in the 2011 Technical Report. Therefore, the Mineral Resources are considered current and are unchanged. They continue to have an effective date of July 11, 2011.

Similarly, using updated cost inputs, a gold price of $1,200 per ounce, and the geologic and resource models utilized in support of the 2011 Technical Report with appropriate modifying factors applied for Mineral Reserve estimation, the previous Mineral Reserve ultimate pit was contained within an updated optimized pit shell. Therefore, the Mineral Reserves remain current and are unchanged. Because the Mineral Reserves are supported by an updated economic analysis they have an effective date of April 27, 2021.

Outside of verifying the Mineral Resource and Mineral Reserve estimates, the primary efforts in the 2021 Technical Report were financial and permitting updates. This includes updates to estimated capital costs, operating costs, reclamation and closure costs, royalties, taxes, and economic analysis, as well as current status of the permits.

Updated capital costs are based on first calendar quarter 2020 pricing (cost indices and current commodity pricing and equipment quotes) applied to the engineering designs and material take-offs from the 2011 Technical Report, except for minor changes made during permitting in the operations water treatment plant and the natural gas pipeline.

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As a result of the content updates, the total initial capital cost estimate is $7,402 million, which is an increase of $723 million, a 10.8% increase, compared to the 2011 Technical Report total initial capital cost estimate. Likewise, the total sustaining capital estimate is $1,723 million, which is an increase of $219 million, a 14.6% increase, compared to the 2011 Technical Report total sustaining capital estimate.

The 2011 Technical Report operating costs were updated to first calendar quarter 2020 by updating key cost drivers like energy, labour, consumables, and freight. No material changes to project designs, schedules, or productivities were made; consequently, the manning schedules and consumables remain unchanged. The updated estimated life of mine (“LOM”) operating costs total $19,289 million, which is $5.90/t mined, $38.21/t processed, or $635/oz gold sold.

The economic evaluation of the Donlin Gold project was updated using the following inputs:

•	A production plan based on the 2011 Technical Report of 53,500 t/d open pit gold mine with ore processing by means of flotation, pressure oxidation, and cyanidation. The pit designs and Mineral Reserves were based on the Measured and Indicated Mineral Resource estimates that were verified as remaining current. Annual LOM gold production averages 1.13 Moz per year over a production life of 27 years, including 1.46 Moz per year for the first five full years of production.

•	$1,500/oz gold price

•	Current land and royalty agreements

•	Operating and initial and sustaining capital costs updated to first calendar quarter 2020

•	Tax payments in accordance with the Tax Cuts and Jobs Act (“TCJA”) enacted in December 2017 and effective January 1, 2018

•	$292 million LOM contributions for reclamation, closure, and financial assurance

•	Financing has been assumed on a 100%, all equity, stand-alone basis

•	Escalation/inflation has been excluded

•	No salvage is assumed at the end of operations

Based on the economic evaluation, the Donlin Gold project generates positive before and after-tax economic results. Total after-tax cash flow is $13,145 million, after-tax NPV5 is $3,040 million, and the after-tax internal rate of return is 9.2%. After-tax payback is achieved 7.3 years following the start of production.

The 2021 Technical Report will be filed on SEDAR in 2021. The 2021 Technical Report was prepared by Wood and the following contributors, each of whom is a Qualified Person under National Instrument 43-101 (“NI 43-101”): Henry Kim, P.Geo., Senior Resource Geologist, Wood Canada Limited; Mike Woloschuk, P.Eng., VP Global Business Development & Consulting, Wood Group USA, Inc.; and Kirk Hanson, MBA, P.E., Technical Director, Open Pit Mining, Wood Group USA, Inc.

2021 Outlook

We continue to anticipate spending approximately $31 to $35 million in 2021, which includes $18 to $22 million to fund our share of expenditures at the Donlin Gold project ($11 million for the 2021 drilling program, camp improvements and studies; $7 million for permitting, community engagement and administration; and an additional $4 million for other studies contingent upon mid-year approval by both owners) and $13 million for corporate general and administrative costs).

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NOVAGOLD’s primary goals in 2021 are to continue to advance the Donlin Gold project toward a construction decision; maintain/increase support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a favorable reputation of NOVAGOLD, its governance practices, and its project among shareholders; and manage the Company treasury effectively and efficiently, including streamlining the corporate structure. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Video Webcast Details

NOVAGOLD’s conference call and video webcast to discuss these results will take place June 30, 2021 at 8:00 a.m. PT (11:00 a.m. ET). The video webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events/
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

Questions may be submitted prior to the call at info@novagold.com. There will also be an opportunity to ask questions during the webcast following the presentation.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),5 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world.

According to the 2011 Technical Report, with content updated as discussed under the heading “NI 43-101 Technical Report”, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, optimization work, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Donlin Gold is a committed partner to the Alaska Native Communities both surrounding the project and within the State as a whole. An important factor that distinguishes Donlin Gold from most other mining assets in Alaska is that the project is located on private land that was selected by Calista and TKC at the direction of the Y-K region Elders and was designated for mining activities five decades ago. Donlin Gold has entered into life-of-mine agreements with Calista, which owns the subsurface mineral rights, and TKC, a collection of 10 village corporations which owns the surface land rights, and is committed to providing employment opportunities, scholarships, and preferential contract considerations to Calista and TKC shareholders. These agreements include a revenue-sharing structure, established by ANCSA, which resolved Alaska Native land claims, allotting 44 million acres of land for use by Alaska Native Corporations. Additionally, our long-term commitment to economic development is exemplified by Donlin Gold’s support of TKC’s initiative to launch energy and infrastructure projects in Middle Kuskokwim villages. These partnerships, activities, and programs are illustrative of the commitment to the sustainable and responsible development of the Donlin Gold project for the benefit of all stakeholders.

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5 Donlin Gold data as per the 2011 Technical Report, with content updated as discussed under the heading “NI 43-101” Technical Report”. Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

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Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the 2011 Technical Report prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012. Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno) is the Qualified Person responsible for the preparation of the independent technical report, and an independent “qualified person” as defined by NI 43-101. As noted above, Wood Canada Limited (“Wood” formerly AMEC Americas Limited) has updated the content in the 2011 Technical Report with updated costs, economic assessment, permitting information, and technical information related to permitting, generated on the Donlin Gold project since 2011. The Company anticipates voluntarily filing the 2021 Technical Report on SEDAR in 2021.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved and verified the scientific and technical information related to the 2021 Donlin Gold drill program and 2021 Technical Report contained in this media release. He has reviewed the supporting documents that form the basis of the updated content in the 2021 Technical Report.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the work program for the 2021 field season, anticipated benefits from the 2020 and 2021 drill programs including an improved geological model for Donlin Gold; the timing of filing of the 2021 Technical Report; ongoing support provided to key stakeholders including Native Corporation partners; the potential impact of the COVID-19 pandemic on the development of Donlin Gold; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and resource estimates; the timing and likelihood of permits, including but not limited to the re-issuance of the ROW agreement and lease authorization for the project’s buried natural gas pipeline and legal challenges to the Company’s existing permits; the statements under the heading “2021 Outlook”; and future share price performance of NOVAGOLD. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

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Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits including but not limited to the right-of-way lease offer for the project’s buried natural gas pipeline; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, and development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

NOVAGOLD cautions that this media release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this media release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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